Exhibit 99.1

Codexis, Inc.
200 Penobscot Drive Redwood City, CA 94063 650.421.8100 www.codexis.com

Codexis Advances Fuels Discussions with Shell

Redwood City, CA – July 16, 2012 – Codexis, Inc. (Nasdaq:CDXS), a developer of cost-advantaged processes for the production of biofuels, bio-based chemicals and pharmaceuticals, today announced that the company has signed an Exclusive Negotiation Agreement with Shell. Under this agreement, Shell has agreed to negotiate exclusively with Codexis through September 1, 2012 the terms of a new agreement under which Shell would grant to the company certain rights and licenses in the biofuels field to develop and sell cellulase enzymes to third parties on a worldwide basis, except Brazil. Codexis has exclusive rights to commercialize its cellulase enzyme technology in all other fields.

“Currently, Codexis’ cellulase enzyme technology can only be commercialized in the advanced biofuels field through Shell and its affiliates. If we finalize a new agreement with Shell as we currently anticipate, the rest of the world’s second generation biofuels producers will now also be available as target customers for our cost effective cellulase enzyme technology,” said John Nicols, Codexis’ President and Chief Executive Officer.

Codexis and Shell also agreed under the Exclusive Negotiation Agreement that, beginning on August 31, 2012, Shell can elect to reduce between 13 and 48 full-time employee equivalents (FTEs) under the Codexis – Shell Collaborative Research Agreement on one day notice. Previously, the required notice period for this type of FTE reduction was 90 days. If Shell were to provide Codexis with an FTE reduction notice on or after August 31, 2012, Codexis expects that it would take appropriate cost reduction measures to reduce its operating expenses.

About Codexis, Inc.

Codexis, Inc. is a developer of cost-advantaged processes for the production of biofuels, bio-based chemicals, and pharmaceutical intermediates. Codexis’ product lines include CodeXyme™ Cellulase Enzymes and CodeXol™ Detergent Alcohol. Partners and customers include global leaders such as Shell, Merck and Pfizer. For more information, see www.codexis.com.

Forward-Looking Statements

This press release contains forward-looking statements relating to our ability to obtain rights from Shell to sell cellulase enzymes to third party biofuels producers and cost-reduction measures that Codexis may take in the future. You should not place undue reliance on these forward-looking statements because they involve known and unknown risks, uncertainties and other factors that are, in some cases, beyond our control and could materially affect actual results. Factors that could materially affect actual results include our need for substantial additional capital in the future in order to expand our business, our dependence on our collaborators, various challenges to the feasibility of the production and commercialization of biofuels and bio-based chemicals derived from cellulose and our limited experience manufacturing and selling cellulase enzymes. Additional factors that could materially affect actual results can be found in Codexis’ Quarterly Report on Form 10-Q for the period ended March 31, 2012 filed with the Securities and Exchange Commission on May 10, 2012, including under the caption “Risk Factors.” Codexis expressly disclaims any intent or obligation to update these forward-looking statements, except as required by law.

Contacts:

Investors: ir@codexis.com, 212-362-1200

Media: Kelly McAlearney, media@codexis.com, 415-503-4073